UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 22, 2012
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American Apparel, Inc.
(Exact Name of Registrant as Specified in Charter)
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Delaware	001-32697	20-3200601
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

747 Warehouse Street, Los Angeles, CA	90021-1106
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 488-0226

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2012, American Apparel, Inc. (the “Company”) and Dov Charney, the Company’s Chairman and Chief Executive Officer, entered into a new employment agreement (the “Employment Agreement”).  Under the Employment Agreement, Mr. Charney will continue to serve as the Company’s Chief Executive Officer for an initial term of three years commencing on April 1, 2012.  The term will automatically extend for successive one-year periods unless earlier terminated by the Company.

Mr. Charney will receive a minimum base salary of $800,000 per year, subject to increase based on an annual Compensation Committee review.  Mr. Charney also will be eligible to receive an annual incentive compensation award with a target payment equal to 150% of his base salary during the relevant year.  Such award will be subject to the terms of the Company’s annual bonus plan and other criteria set by the Company's  Board of Directors or Compensation Committee.

The Employment Agreement also provides that Mr. Charney will be granted 7,500,000 shares of the Company's common stock (“Common Stock”) upon the achievement of specified EBITDA-related performance goals. If the issuance of all or a portion of such stock award would not be exempt from the deduction limitations of Section 162(m) of the Internal Revenue Code, the Board may provide for a cash award in an amount sufficient for Mr. Charney to purchase such number of shares in the open market.

Mr. Charney will also participate in the benefit plans that the Company maintains for its executives and receive certain other standard benefits (e.g., vacation benefits and reimbursement of travel and business-related expenses).

If Mr. Charney is terminated without “cause” or if he resigns for “good reason”, he will be entitled to receive:  (a) his salary through the date of termination; (b) any unreimbursed expenses; and, subject to his execution and delivery of a general release of all claims against the Company and its affiliates, within sixty (60) days following termination of employment: (c) a lump sum payment of a pro rata portion of his annual and long term performance bonuses (other than the EBITDA-related award described above) for the year in which he is terminated as if 100% of the performance targets were met, (d) a lump sum payment equal to the greater of (x) annual base salary for the remainder of his employment contract or (y) two (2) times the sum of his annual base salary and maximum annual performance bonus, (e) immediate vesting of all equity awards granted to him by the Company (other than the EBITDA-related award described above) and (f) the immediate lapse of all lock-up restrictions on all of his stock in the Company.  In addition, in such case, Mr. Charney and his eligible dependents will be entitled to receive, until the earlier of the day which is 24 months following the termination date and the date Mr. Charney is entitled to comparable benefits by a subsequent employer, continued participation in the Company’s medical, dental and insurance plans and arrangements.  If the Company does not extend Mr. Charney’s term of employment, then unless Mr. Charney’s employment has been earlier terminated, Mr. Charney’s employment will be deemed to terminate at the end of the applicable term and the Company will pay Mr. Charney the amounts set forth in clauses (a) through (f) above.  As in Mr. Charney's prior employment agreement, if he would otherwise be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, he will receive an additional payment such that the net amount retained by him is the same as if no such taxes had been imposed.

If Mr. Charney’s employment terminates by reason of his death or disability, or if he is terminated for “cause” or if he resigns without “good reason”, the Company will pay him (a) his base salary accrued through the date of such resignation or termination; (b) any unreimbursed expenses; and (c) only in the case of a termination because of his death or disability, (x) any bonus earned but not yet paid in respect of any calendar year preceding the year in which such termination of employment occurs and (y) a pro rated amount of his target annual performance bonus, if any, for the calendar year in which such termination occurs.

The Employment Agreement also provides that upon termination of Mr. Charney’s employment for any reason, he agrees to resign, as of the date of such termination and to the extent applicable, from the boards of directors (and any committees) of, and as an officer of, the Company and any of the Company’s affiliates and subsidiaries.

The above description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement which is filed as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 — Financial Statements and Exhibits.

10.1	Employment Agreement, dated March 22, 2012, by and between Dov Charney and American Apparel, Inc.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN APPAREL, INC.

Dated: March 27, 2012	By:	/s/ Glenn A. Weinman
Name: Glenn A. Weinman
Title: Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated March 22, 2012, by and between Dov Charney and American Apparel, Inc.